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                                                                      Exhibit 99

                            GAINES, BERLAND INC. AND
                         FROST HANNA CAPITAL GROUP, INC.
                                CONSUMMATE MERGER


Bethpage, New York, August 24, 1999 -- Gaines, Berland Inc. and Frost Hanna Capital Group, Inc. (OTC Bulletin Board: FHAN) today announced the consummation of a merger that provided Gaines, Berland with approximately $4.5 million in cash, and resulted in Gaines, Berland becoming a wholly-owned subsidiary of the publicly-traded Frost Hanna. The shareholders of Gaines, Berland received newly-issued shares of the common stock of Frost Hanna, aggregating approximately 85% of the total outstanding common stock, and Frost Hanna has changed its name to GBI Capital Management Corp. The new trading symbol for the Company's shares of common stock on the OTC Bulletin Board will be "GBIC." The Company's shares will begin trading under such new symbol on Wednesday, August 25, 1999.

      Gaines, Berland is a full service securities brokerage and trading firm providing personalized investment advice and service to individual and institutional investors throughout the world.

      For further information, please contact Richard J. Rosenstock, President of the Company at (516) 470-1101.